Exhibit 10.40
AMENDMENT
to
LETTER AGREEMENT (“Agreement”)
between
MARK K. TONNESEN
and
TRIAD GUARANTY INC. (“Company”)
     This Amendment to Agreement (this “Amendment”) is made and entered into as of December 26, 2006 by and between Triad Guaranty Inc., a Delaware corporation (“Company”), and Mark K. Tonnesen (“Employee”).
RECITALS
     WHEREAS, in connection with the hiring of Employee as President and Chief Executive Officer of Company, Company and Employee entered into a letter agreement dated as of September 9, 2005 (the “Agreement”);
     WHEREAS, pursuant to the Agreement Employee was awarded on May 9, 2006, a one-time grant of 36,075 shares of Restricted Stock under the Company’s 1993 Stock Incentive Plan, which remain unvested (the “Restricted Stock”);
     WHEREAS, Company and Employee wish to amend the Agreement to cancel the 36,075 shares of Restricted Stock and award instead an equivalent number of shares of Phantom Stock rights under the Triad Guaranty Inc. 2006 Long-Term Stock Incentive Plan.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, all effective as of the date of this Amendment:
     1. Employee hereby forfeits to Company the 36,075 shares of Restricted Stock granted to him under the Triad Guaranty Inc. 1993 Stock Incentive Plan on May 9, 2006.
     2. Section 2 of the Agreement is hereby amended and restated in its entirety as follows, effective as of the original date of the Agreement:
     2. INITIAL EQUITY AWARDS.
     (a) Contingent upon the approval of the Compensation Committee of the Board of Directors of the Company, you shall be awarded 36,075 shares of Phantom Stock under the Triad Guaranty Inc. 2006 Long-Term Stock Incentive Plan. Such Phantom Stock rights shall be subject to such terms and conditions as set forth in a Phantom Stock Award Agreement, in the form attached hereto as Exhibit A, which is incorporated herein by reference.

     (b) You will also be eligible for a grant of 108,225 stock options with a strike price at the closing price of Triad common stock on the date of the grant of such options. Fifty percent of these stock option grants will vest at the second anniversary date of your employment and fifty percent will vest at the third anniversary date of your employment by the Company. In the event that your employment should be terminated without cause by the Company or by you for Good Reason or on account of a Change in Control, all as defined in your Employment Agreement, (hereinafter, a “Qualifying Termination”), between the first and second anniversary dates of your employment, you will, on the effective date of such termination, vest in one-third of your stock options and will have thirty (30) days in which to exercise your options from the date of your termination.
     3. Except as expressly provided in this Amendment or as necessary to effectuate the terms of this Amendment, the terms of the Agreement remain unchanged.
     IN WITNESS WHEREOF, the parties hereto have affixed their signatures this 26th day of December 2006.

TRIAD GUARANTY INC. a Delaware corporation

By:	/s/William T. Ratliff, III William T. Ratliff, III Chairman of the Board

MARK K. TONNESEN /s/ Mark K. Tonnesen